FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-10

Subject: *** PUBLIC ANNOUNCEMENT/IPTs *** NEW ISSUE CMBS IO: BBCMS 2021-C11

NEW ISSUE CMBS: BBCMS 2021-C11

$834,739,000 NEW ISSUE CMBS IO ****PUBLIC OFFERING****

JOINT LEADS: BARCLAYS, UBS, SOCIÉTÉ GÉNÉRALE

CO-MANAGERS: ACADEMY SECURITIES, MISCHLER FINANCIAL GROUP, INC., NATIXIS

RATING AGENCIES: S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

RATINGS	AVAIL.	AVAIL.
CLASS	(S/F/K)	SIZE($MM)	PROCEEDS(mm)	WAL*	IPT*
X-A	AAA/AAA/AAA	666.839	~70.0	8.25	T+110A
X-B	NR/A-/AAA	167.900	~14.8	9.67	T+110A

*100CPY to CALL PRICING SCENARIO

*Anticipated Timing and Materials*

- Structural and Collateral Term Sheet: Attached

- Annex A-1: Attached

- Preliminary Prospectus: Attached

- Expected Pricing: September 16/17, 2021

- Settlement: September 29, 2021

*TRANSACTION SUMMARY*

POOL BALANCE :	$988,043,799
# OF LOANS :	94
# OF PROPERTIES :	173
WA CUT-OFF LTV :	58.8%
WA MATURITY LTV :	54.3%
WA U/W NCF DSCR :	2.49x
WA U/W NOI DY :	10.7%
WA MORTGAGE RATE:	3.55269%
TOP 10 LOANS % :	37.4%
WA REM TERM :	111 MONTHS

LOAN SELLERS :	BARCLAYS (26.3%), SGFC (20.0%), SABAL (17.8%),
UBS (16.7%), LMF (7.8%), BSPRT (7.0%), NATIXIS (4.5%)

TOP 5 PROP TYPES:	Office (29.3%), Multifamily (23.8%), Retail (14.0%),
Industrial (12.0%), Mixed Use (11.8%)

TOP 5 STATES :	NY (26.0%), CA (8.7%), GA (7.3%), TX (6.8%), NJ (6.6%)

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the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.